FILED PURSUANT TO RULE 424(b)(3)
                                                    S.E.C. FILE NUMBER 333-23063


THIRD SUPPLEMENT TO PROSPECTUS
October 28, 1998
(TO PROSPECTUS DATED SEPTEMBER 18, 1997)

The Prospectus dated September 18, 1997, as supplemented through the date hereof (the "Prospectus"), relating to the offer and sale, from time to time, by the Selling Securityholders listed therein of up to $550,000,000 aggregate principal amount of 3% Convertible Subordinated Notes Due February 15, 2002 (the "Notes") of Cendant Corporation (the "Company") and up to 17,959,205 shares of common stock, $.01 par value of the Company, issuable upon conversion of the Notes, is hereby supplemented as follows:

We urge you to carefully read the "Risk Factor" section appearing on page S-7, where we describe specific risks associated with the Notes.

The  following   entities  are  hereby  named  as  Selling   Securityholders  as
contemplated on page 29 of the Prospectus:


                                       PRINCIPAL AMOUNT         NUMBER OF
                                       OF NOTES COVERED       SHARES COVERED
      SELLING SECURITYHOLDER          BY THIS PROSPECTUS    BY THIS PROSPECTUS
________________________________     ____________________   ___________________

American Travellers Life
 Insurance Co.                              $    500,000            16,326
   Convertible
c/o Conseco Capital Management
11825 N. Pennsylvania Street
Carmel, IN  46032

American Variable Insurance Growth-         $ 12,000,000           391,836
c/o Capital Research & Management
 Company
135 South State College Boulevard
Brea, CA  92821

Amerisure Companies/Michigan Mutual         $  1,375,000            44,897
   Insurance Company
c/o Calamos Asset Management, Inc.
1111 E. Warrenville Road
Naperville, IL  60563

Amoco Corporation Master Trust for          $  1,860,000            60,734
   Employee Pension Plans
c/o SSI Investment Management Inc.
357 N. Canon Drive
Beverly Hills, CA  90210

                                       PRINCIPAL AMOUNT         NUMBER OF
                                       OF NOTES COVERED       SHARES COVERED
      SELLING SECURITYHOLDER          BY THIS PROSPECTUS    BY THIS PROSPECTUS
________________________________     ____________________   ___________________

Anchor Pathway Fund Growth -
 Income                                    $   3,000,000            97,959
   Series
c/o Capital Research & Management
 Company
135 South State College Boulevard
Brea, CA  92821

Associated Electric & Gas Insurance        $      875,000           28,571
   Services Limited
c/o Calamos Asset Management, Inc.
1111 E. Warrenville Road
Naperville, IL  60563

Beneficial Standard Life
 Insurance Co. -                           $      550,000           17,959
   Convertible Fund
c/o Conseco Capital Management
11825 N. Pennsylvania Street
Carmel, IN  46032

BT Alex. Brown                             $      425,000           13,877
130 Liberty Street, 24th Floor
New York, NY  10006

BT Holdings (New York) Inc.                $    9,000,000          293,877
130 Liberty Street, 24th Floor
New York, NY  10006

Charitable Sec. Fd.                        $    1,527,000           49,861
c/o Key Asset Management, Inc.
127 Public Square, 10th Floor
Cleveland, OH  44114

City of Birmingham Retirement & Relief     $    1,400,000           45,714
   System
c/o Calamos Asset Management, Inc.
1111 E. Warrenville Road
Naperville, IL  60563

Conseco Health Insurance Co.
  - Convertible                            $      500,000           16,326
c/o Conseco Capital Management
11825 N. Pennsylvania Street
Carmel, IN  46032

Credit Suiss First Boston Corporation      $   2,762,0001           90,187a
5 World Trade Center
New York, NY  10048

                                       PRINCIPAL AMOUNT         NUMBER OF
                                       OF NOTES COVERED       SHARES COVERED
      SELLING SECURITYHOLDER          BY THIS PROSPECTUS    BY THIS PROSPECTUS
________________________________     ____________________   ___________________

Donaldson, Lufkin & Jenrette
 Sec. Corp.                               $     210,000            6,857
401 City Ave, Suite 210
Bala Cynwyd, PA  19520

Dorinco Reinsurance Company               $   1,000,000           32,653
c/o Calamos Asset Management, Inc.
1111 E. Warrenville Road
Naperville, IL  60563

EB Convertible Sec. Fd.                   $   2,460,000           80,326
c/o Key Asset Management, Inc.
127 Public Square, 10th Floor
Cleveland, OH  44114

Endowments                                $     800,000           26,122
c/o Capital Research & Management
 Company
135 South State College Boulevard
Brea, CA  92821

Field Fdn of Illinois                     $      50,000            1,632
c/o Key Asset Management, Inc.
127 Public Square, 10th Floor
Cleveland, OH  44114

Fundamental Investors, Inc.               $   7,900,000          257,959
c/o Capital Research & Management
 Company
135 South State College Boulevard
Brea, CA  92821

GenCorp Fdn.                              $     150,000            4,897
c/o Key Asset Management, Inc.
127 Public Square, 10th Floor
Cleveland, OH  44114

General Electric Mortgage Insurance       $   2,300,000           75,102
   Company
c/o Key Asset Management, Inc.
127 Public Square, 10th Floor
Cleveland, OH  44114

General Electric Mortgage Insurance       $   3,500,000          114,285
   Corporation
c/o Calamos Asset Management, Inc.
1111 E. Warrenville Road
Naperville, IL  60563

Genesee County Employees' Retirement      $     400,000           13,061
   System
c/o Calamos Asset Management, Inc.
1111 E. Warrenville Road
Naperville, IL  60563

Goldman, Sachs & Co.                      $  25,565,000a         834,775a
10 Hanover Sq., 12th Floor
New York, NY  10005

Great American Reserve Insurance Co.      $     500,000           16,326
   Convertible Fund
c/o Conseco Capital Management
11825 N. Pennsylvania Street
Carmel, IN  46032

ING Baring Furman Selz                    $     500,000           16,326
230 Park Avenue
New York, NY  10169

Jefferies & Co.                           $      30,000              979
c/o SSI Investment Management Inc.
357 N. Canon Drive
Beverly Hills, CA  90210

Kapiolani Health                          $     125,000            4,081
c/o SSI Investment Management Inc.
357 N. Canon Drive
Beverly Hills, CA  90210

Key Tr. Convertible Sec. Fd.              $     448,000           14,628
c/o Key Asset Management, Inc.
127 Public Square, 10th Floor
Cleveland, OH  44114

                                       PRINCIPAL AMOUNT         NUMBER OF
                                       OF NOTES COVERED       SHARES COVERED
      SELLING SECURITYHOLDER          BY THIS PROSPECTUS    BY THIS PROSPECTUS
________________________________     ____________________   ___________________

Lutheran Brotherhood                      $   2,000,000           65,306
MS 1010
625 Fourth Avenue South
Minneapolis, MN  55415

Merrill Lynch, Pierce Fenner
 and Smith, Inc.                          $   5,435,000a         177,469a
101 Hudson Street, 10th Floor
Jersey City, NJ  07302

Midwestern National Life of Ohio          $    200,000              6,530
c/o Conseco Capital Management
11825 N. Pennsylvania Street
Carmel, IN  46032

Morgan Stanley Dean Witter                $  13,101,000a          427,787a
1585 Broadway, 5th Floor
New York, NY  10036

Nomura International PLC London           $   5,000,000           163,265
Nomura House
1st Martins-Le-Grand
London ECIA 4NP

Pacific Life Insurance Company            $  11,500,000           375,510
700 Newport Center Dr.
Newport Beach, CA  92660

Parker Society/Convertible Fund           $      25,000               816
c/o Key Asset Management, Inc.
127 Public Square, 10th Floor
Cleveland, OH  44114

Pepperdine University Pool A#1            $     275,000             8,979
c/o SSI Investment Management Inc.
357 N. Canon Drive
Beverly Hills, CA  90210

Physicians' Reciprocal Insurers
 Account #7                               $     725,000            23,673
c/o Calamos Asset Management, Inc.
1111 E. Warrenville Road
Naperville, IL  60563

Potlach-First Trust Co of St. Paul        $     825,000            26,938
c/o Key Asset Management, Inc.
127 Public Square, 10th Floor
Cleveland, OH  44114

Southern Farm Bureau Life Insurance       $     250,000             8,163
  Company
c/o Calamos Asset Management, Inc.
1111 E. Warrenville Road
Naperville, IL  60563

                                       PRINCIPAL AMOUNT         NUMBER OF
                                       OF NOTES COVERED       SHARES COVERED
      SELLING SECURITYHOLDER          BY THIS PROSPECTUS    BY THIS PROSPECTUS
________________________________     ____________________   ___________________

SPT                                       $     900,000               29,387
c/o Calamos Asset Management, Inc.
1111 E. Warrenville Road
Naperville, IL  60563

Tracor, Inc. Employees
Retirement Plan                           $     210,000                6,857
c/o SSI Investment Management Inc.
357 N. Canon Drive
Beverly Hills, CA  90210

University of So. Florida Fdn.            $     150,000                4,897
c/o Key Asset Management, Inc.
127 Public Square, 10th Floor
Cleveland, OH  44114

Victory Convertible Sec Fd.               $    250,000                 8,163
c/o Key Asset Management, Inc.
127 Public Square, 10th Floor
Cleveland, OH  44114

-------------------------------------------------------------------------------

a Principal Amount of Notes and Number of Shares represented in this Supplement by this Selling Securityholder is in addition to those Notes and Shares set forth with respect to this Selling Securityholder in the Prospectus, as supplemented through the date hereof.

                                   RISK FACTOR

You should carefully read the following risk factor before purchasing any Notes.

Discovery  of  Accounting   Irregularities   and  Related   Litigation  and  SEC
Investigation

     On April 15, 1998, we announced that in the course of transferring responsibility for the Company's accounting functions from the former CUC International Inc. ("CUC") personnel to former HFS Incorporated ("HFS") accounting personnel and preparing for the reporting of first quarter 1998 financial results, we discovered accounting irregularities in certain CUC business units. As a result, upon discovering such accounting irregularities in certain former CUC business units, the Audit Committee of our Board of Directors and its counsel, assisted by auditors, immediately began an intensive investigation that resulted, in part, in us restating our previously reported financial results for 1997, 1996 and 1995. Our restated net income (loss) totaled $(217.2) million, $330.0 million and $229.8 million in 1997, 1996 and 1995, respectively ($(0.27), $0.41 and $0.31 per diluted share, respectively). We originally reported corresponding net income of $55.4 million, $423.6 million and $302.8 million in 1997, 1996 and 1995, repectively ($0.06, $0.52 and $0.42 per diluted share, respectively).

     As a result of these accounting irregularities, numerous purported class action lawsuits, two purported derivative lawsuits and an individual lawsuit have been filed against us and, among others, HFS, and certain current and former officers and directors of us and HFS, asserting various claims under the federal securities laws and certain state statutory and common laws, including claims that our previously issued financial statements allegedly were false and misleading and that we allegedly know or should have known that they caused the price of our securities to be artificially inflated. In addition, the staff of the SEC and the United States Attorney for the District of New Jersey are conducting investigations relating to the accounting issues. The SEC Staff has advised the Company that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. Please see the Company's Form 10-K/A for the fiscal year ending December 31, 1997 for additional information regarding this litigation.

     We do not believe that it is feasible to predict or determine the final outcome of these proceedings or to estimate the amounts or potential range of loss with respect to the resolution of these proceedings. In addition, the timing of the final resolution of the proceedings is uncertain. The possible outcome or resolution of the proceedings could include a judgment against us or a settlement and could require substantial payments by us. Our management believes that an adverse outcome with respect to such proceedings could have a material impact on our financial condition, results of operations and cash flows.